Exhibit 99.18

  Hydromer, Inc. Notified of Patent Award on a Water-Based Lubricious Coating

     BRANCHBURG, N.J.--(BUSINESS WIRE)--March 13, 2006--Hydromer, Inc. (OTCBB:HYDI)(BSX: HDO) has been awarded U.S. Patent No. 7,008,979 entitled "Coating Composition for Multiple Hydrophilic Applications," by the U.S. Patent & Trademark Office. The polymer complex, when applied on medical devices is hydrophilic, shows improved lubricity, abrasion resistance and substrate adhesion on metallic or plastic substrates.
     Implantable devices coated with this innovative technology become highly lubricious upon contact with water, saline solution, body fluids, etc. As no UV curing is required, the thermally cured coatings are not limited to the O.D. coating applications on catheter type devices. The coating matrix is highly flexible, allowing for the incorporation of a variety of agents and ingredients such as antimicrobial, antibiotic and drug candidates for controlled release, on stents, catheters, drainage tubes and like devices and highly radio-opaque agents to yield improved X-Ray visibility. Our novel technology also allows for the design of crosslinked cartilage type hydrogels of various toughness and swellability with or without elusion of desired active ingredients for internal and topical applications.
     The patented technology also covers a wide variety of industrial applications where condensation and anti-fog control is required. That includes, glass or plastic sheeting for green houses. Since coatings maintain excellent clarity, the technology is suitable for goggles, protective shields, food covers, windshields and the like. Applications are beneficial for improved heat exchange and under water vehicles.
     "Discoveries of superior performing polymers primarily for medical applications give Hydromer a competitive edge in surface modification with advanced adhesion and durability on a wide variety of substrates for medical device designs." commented Mr. Manfred Dyck, President and C.E.O. "We self-fund a majority of our initiatives, with the requirement of being at the forefront on new technologies, designs and applications for our customers."

     Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.


     CONTACT: Hydromer, Inc.
              Robert Y. Lee, 908-722-5000